Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-107801) and related Prospectus of Medis Technologies Ltd. for the registration of (a) 848,000 shares of its common stock upon exercise of new warrants, (b) one year warrants to purchase 424,000 shares of its common stock and (c) 424,000 shares of its common stock upon exercise of such one year warrants, and to the incorporation by reference therein of our report dated February 25, 2003, with respect to the consolidated financial statements of Medis Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                      /s/ Ernst & Young LLP

New York, New York
September 2, 2003